UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION

STATEMENT UNDER SECTION 14(d)(4) OF THE

SECURITIES EXCHANGE ACT OF 1934

ZOLL Medical Corporation

(Name of Subject Company)

ZOLL Medical Corporation

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

989922109

(CUSIP Number of Class of Securities)

Richard A. Packer

Chief Executive Officer

ZOLL Medical Corporation

269 Mill Road

Chelmsford, MA 01824

(978) 421-9655

With copies to:

Raymond C. Zemlin

James A. Matarese

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☑    Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 3.03, 8.01 and 9.01 of the Current Report on Form 8-K filed by ZOLL Medical Corporation on March 12, 2012 (including all exhibits attached thereto) is incorporated herein by reference.